Exhibit 99.1

FOR IMMEDIATE RELEASE

INTERDIGITAL RECEIVES NOTICE THAT COMMISSION FOUND NO VIOLATION OF
SECTION 337 IN ITC PATENT INFRINGEMENT ACTION AGAINST NOKIA

KING OF PRUSSIA, PA – October 16, 2009 – InterDigital, Inc. (NASDAQ: IDCC) today announced that, in the U.S. International Trade Commission (Commission) investigation initiated by InterDigital against Nokia, the Commission issued a notice that it reviewed in part the Initial Determination (ID) by the Chief Administrative Law Judge (ALJ) and found no violation of Section 337 and has terminated the investigation. In the ID, the ALJ found InterDigital’s patents valid and enforceable, but also determined that the patents were not infringed by Nokia’s 3G products.

“We strongly disagree with the Commission’s decision. We believe in the merits of our case and are considering a number of options in response to the Commission’s decision,” said William J. Merritt, President and Chief Executive Officer, InterDigital. “Moreover, these patents represent only a small portion of our intellectual property portfolio. As I’ve said before, this decision is clearly not the desired outcome, but it does help us identify how to strengthen our portfolio and licensing program moving forward. We remain confident of achieving our goal of licensing all manufacturers of 3G terminal units, as evidenced by our very recent license agreements with Pantech and Cinterion.”

The ITC action originated in August 2007, when InterDigital filed a complaint with the ITC alleging that Nokia engaged in unfair trade practices by selling for importation into the United States, importing, and selling after importation, certain 3G handsets and components that infringe four of InterDigital’s U.S. patents.

About InterDigital

InterDigital® designs, develops and provides advanced wireless technologies and products that drive voice and data communications. InterDigital is a leading contributor to the global wireless standards and holds a strong portfolio of patented technologies which it licenses to manufacturers of 2G, 2.5G, 3G, and 802 products worldwide.

InterDigital is a registered trademark of InterDigital, Inc.

For more information, on InterDigital, please visit: www.interdigital.com

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Media Contact:	Investor Contact:
Jack Indekeu Email: jack.indekeu@interdigital.com	Janet Point Email: janet.point@interdigital.com

+1 (610) 878-7800	+1 (610) 878-7800